Filed Pursuant to Rules 424(b)(3) and 424(c)
                                                   Registration No. 333-43988

   SECOND PROSPECTUS SUPPLEMENT DATED SEPTEMBER 28, 2000
         (to prospectus dated September 12, 2000)

                       $551,450,000
                          KOHL'S
Liquid Yield OptionTM Notes (Zero Coupon - Subordinated) due 2020
                          and
   The Common Stock Issuable Upon Conversion of the LYONs


          ADDITIONAL SELLING SECURITYHOLDERS

     The following represents an additional selling securityholder for the table appearing on pages 26-34 of the prospectus dated September 12, 2000.


                            Principal
                            Amount at
                            Maturity                 Number of
                            of LYONs                 Shares of
                          Beneficially  Percentage  Common Stock   Percentage of
                           Owned That    of LYONs     That May     Common Stock
 Name and Address          May Be Sold  Outstanding  Be Sold(1)   Outstanding(2)


First Union International  $14,000,000     2.54%       100,184          *
 Capital Markets
 8739 Research Drive
 Charlotte, NC 28213-0675

                SELLING SECURITYHOLDERS

     The following represents updated information regarding the selling securityholders listed on the table on pages 26-34 of the prospectus dated September
12, 2000.


                            Principal
                            Amount at
                            Maturity                 Number of
                            of LYONs                 Shares of
                          Beneficially  Percentage  Common Stock  Percentage of
                           Owned That    of LYONs     That May    Common Stock
 Name and Address          May Be Sold  Outstanding  Be Sold(1)   Outstanding(2)

Goldman Sachs and Company   $ 5,700,000     *          40,789          *
 181 Maiden Ln., 41st Fl.
 New York, NY 10038

Lutheran Brotherhood        $ 7,000,000    1.27%       50,092          *
 625 Fourth Avenue South
 Mail Stop 1010
 Minneapolis, MN 55415

Merrill Lynch Pierce        $ 5,087,000     *          36,402          *
 Fenner & Smith Inc.(5)
 101 Hudson Street
 Jersey City, NJ 07302-3997

Any other holder of         $12,698,000    2.30%       90,866          *
 LYONs or future
 transferee, pledgee,
 donee or successor of
 any holder (3)(4)

*Less than 1%.

(5) Merrill Lynch Pierce Fenner & Smith Inc. was the initial purchaser of the LYONs issued in a private placement by Kohl's in June 2000.